EXHIBIT 99.1

COMPANY CONTACT
Elda Rudd
724 Solutions
(805) 884-8303
erudd@724.com

724 Solutions Discloses Planned Termination of Subcontract with HP

Santa Barbara, CA (September 30, 2005) - 724 Solutions (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services, today announced that Hewlett-Packard Company has notified the company that it will terminate its subcontract agreement with respect to the deployment of 724 Solutions’ access gateway solution at Sprint effective on October 31, 2005.

As outlined in previous disclosures, 724 Solutions believes that this change could reduce its revenue from Hewlett-Packard by as much as $0.5 million per month.

724 Solutions confirmed that the contract for its X-treme Service Activity Manager product, which is in production at Sprint, is unaffected by this notice and that the Company continues an active dialog with Sprint regarding opportunities for alternate uses for its technology within the Sprint PCS network.

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators to rapidly deploy flexible and open next generation IP-based network and data services.  Additionally, in conjunction with mobile operator partners, the company provides a series of actionable alerting solutions to enterprises to assist them in lowering operating costs and improving customer relationship management.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses will obtain from these services and products, future demand for these services and products, our future operating and cash performance, our plans and prospects and the sufficiency of our cash resources. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including the risk that 724 Solutions will be unable to deploy its solutions and products, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve or deteriorate, the risk that 724 Solutions will be unable to retain its key customers, the risk that 724 Solutions will lose business to competitors with greater resources, and other risks described in 724 Solutions’ Securities and Exchange Commission filings, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risks are also described in 724 Solutions’ filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.